Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Third Quarter

Ended September 24, 2016

•	Q3 sales increased 1% to $212.8 million

•	Q3 EPS increased 5% to $0.77 per diluted share

•	Year to date 2016 sales and EPS increase of 5% and 13%, respectively.

COLMAR, PENNSYLVANIA (October 24, 2016) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the third quarter ended September 24, 2016 of $212.8 million, an increase of 1% from $210.9 million in the third quarter of 2015. Diluted earnings per share for the third quarter ended September 24, 2016 increased 5% to $0.77 per share from $0.73 per share in the third quarter of 2015.

“Customer sell through rates stabilized in the quarter and were basically at the same rates that we saw in the second quarter. Our third quarter 2015 results included a significant benefit from stocking orders from a major customer, and as result, our 2016 third quarter sales growth was just 1%. We expect the unfavorable impact of the strong stocking order comparisons in the third quarter to reverse in the fourth quarter. We continue to expect full year 2016 sales growth to be in the 6% to 7% range and we also expect reported 2016 EPS growth to be in the mid-teens range,” said Matt Barton, President and Chief Executive Officer.

Gross profit margin for the third quarter of 2016 was 39.1% compared to 38.3% in the third quarter of 2015 primarily due to favorable mix and a reduced excess and obsolete provision as inventory reduction initiatives have continued to gain traction. SG&A expenses increased 5% in the third quarter of 2016 to $41.5 million from $39.6 million in the third quarter of 2015.

For the nine months ended September 24, 2016, sales increased 5% over the prior year to $630.5 million from $598.1 million last year. Diluted earnings per share in 2016 rose 13% to $2.23 from $1.98 in the prior year. Operating cash flow for the nine months ended September 24, 2016 was $55.5 million compared to $57.5 million in the first nine months of 2015.

“We continue to be very optimistic about our future growth potential. During the quarter, we introduced 977 new product SKUs and we were also awarded significant new Chassis business from a major customer which will begin shipping late in the fourth quarter of 2016. As we look forward to 2017, we expect to deliver organic revenue and net income growth in the mid to high single digit range,” continued Mr. Barton. “We are continuing to invest in our new product development capabilities that will provide additional growth opportunities for both Dorman and our customers.”

The Company did not repurchase any of its common stock in the quarter and has $57.8 million remaining under its current $150 million share repurchase program.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 26, 2015. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/24/16	Pct.	9/26/15	Pct.
Net sales	$212,786	100.0	$210,928	100.0
Cost of goods sold	129,641	60.9	130,134	61.7
Gross profit	83,145	39.1	80,794	38.3
Selling, general and administrative expenses	41,512	19.5	39,554	18.7
Income from operations	41,633	19.6	41,240	19.6
Interest expense, net	61	0.1	48	0.1
Income before income taxes	41,572	19.5	41,192	19.5
Provision for income taxes	14,877	7.0	15,132	7.1
Net income	$26,695	12.5	$26,060	12.4

Diluted earnings per share	$ 0.77		$ 0.73

Weighted average diluted shares outstanding	34,672		35,575

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/24/16	Pct.	9/26/15	Pct.
Net sales	$630,507	100.0	$598,123	100.0
Cost of goods sold	384,604	61.0	367,866	61.5
Gross profit	245,903	39.0	230,257	38.5
Selling, general and administrative expenses	124,350	19.7	118,470	19.8
Income from operations	121,553	19.3	111,787	18.7
Interest expense, net	180	0.0	152	0.0
Income before income taxes	121,373	19.3	111,635	18.7
Provision for income taxes	44,025	7.0	41,093	6.9
Net income	$77,348	12.3	$70,542	11.8

Diluted earnings per share	$ 2.23		$ 1.98

Weighted average diluted shares outstanding	34,626		35,611

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	9/24/16	12/26/15
Assets:
Cash and cash equivalents	$95,142	$78,659
Accounts receivable	245,006	203,923
Inventories	168,245	193,725
Prepaids and other current assets	4,259	2,326
Total current assets	512,652	478,633
Property, plant & equipment, net	88,384	87,046
Goodwill and other intangible assets, net	29,814	29,889
Deferred income taxes, net	7,581	7,557
Other assets	29,574	18,740
Total assets	$668,005	$621,865

Liabilities & shareholders’ equity:
Accounts payable	$52,481	$63,967
Accrued expenses and other	30,824	34,603
Total current liabilities	83,305	98,570
Other long-term liabilities	5,536	5,259
Shareholders’ equity	579,164	518,036
Total liabilities and equity	$668,005	$621,865

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		39 Weeks (unaudited)
	9/24/16	9/26/15	9/24/16	9/26/15

Depreciation, amortization and accretion	$4,711	$4,143	$13,890	$11,739
Capital expenditures	$4,772	$5,518	$14,890	$16,534